Exhibit 10.1

Execution Version

MASTER SERVICES AGREEMENT

This Master Services Agreement, is made and entered into on October 25, 2011 (this “Agreement”), by and between Chesapeake Operating, Inc., an Oklahoma corporation, and any present or future subsidiaries or affiliates named directly or indirectly by Chesapeake Operating, Inc. (excluding Contractor, as defined herein) (collectively, the “Company”), and Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, on behalf of itself and its direct and indirect subsidiaries listed on Exhibit B hereto, as amended from time to time (collectively, “Contractor”).

WHEREAS, from time to time, the Company desires to contract with independent contractors for the performance of work or the provision of services (the “Services”), which may include the furnishing, sale, lease or rental of labor, equipment, vehicles, tools, instruments, materials, supplies, goods, machinery or other products (collectively, the “Materials”).

WHEREAS, Contractor is in the business of performing Services for the oil and gas industry and desires to provide Services to the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants and agreements set forth in this Agreement, of the payments which may be made by the Company to Contractor pursuant to the provisions hereof, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Term; Effective Date.

1.1 Term. The term of this Agreement shall commence on the Effective Date (as defined below) and shall continue in full force and effect until terminated by either party hereto upon thirty (30) days prior written notice to the other party; provided, however, if Contractor requests termination, and if Contractor is then performing Services for the Company pursuant to a Work Request (as defined below), the effective date of such termination with respect to any such Work Request shall be thirty (30) days after completion of the Services provided under such Work Request, unless sooner terminated by the Company, in its sole discretion; provided, further, neither party hereto shall by the termination of this Agreement be relieved of any of its obligations and liabilities arising hereunder prior to the effective date of such termination.

1.2 Effective Date. This Agreement shall become effective upon the date first written above, or, in the absence of a prior master services agreement between Contractor and the Company, the date Contractor first commenced Services for the Company, whichever occured first (the “Effective Date”). Except as otherwise provided herein, any and all Services performed by Contractor for the Company after the Effective Date shall be performed pursuant to the terms and conditions of this Agreement.

2. Agreement.

2.1 Drilling Services.

(a) At any time and from time to time during the term of this Agreement, when the Company desires that Contractor perform Services by those entities listed on Part 2 to Exhibit B hereto (collectively, “Drilling Contractor”), a Company Representative (as defined below) shall give Drilling Contractor a request for Services, whether orally or in writing. Notwithstanding anything in this Agreement to the contrary, all Services by Drilling Contractor for the Company shall be performed pursuant to the I.A.D.C. Drilling Bid Proposal and Daywork Drilling Contract – U.S., a form of which is attached hereto as Exhibit C, with such changes thereto as mutually agreeable by the parties (the “Drilling Contract”). Upon execution of a Drilling Contract by the Company and Drilling Contractor, Drilling Contractor shall thereafter commence performance of the Services in accordance with the terms and conditions thereof. The terms and provisions of a Drilling Contract shall supersede, and prevail and control over, the terms of this Agreement. For purposes of this Agreement, the term “Company Representative” shall mean a Company employee or representative with the requisite authority pursuant to the Company’s financial delegation of authority who may authorize Services to be performed hereunder.

(b) In the event Drilling Contractor commences Services for the Company prior to or without entering into a Drilling Contract, the terms of the form Drilling Contract set forth on Exhibit C hereto shall govern the relationship between the parties for such Services. Furthermore, all existing drilling contracts between the Company and any Drilling Contractor shall supersede, and prevail and control over, the terms of this Agreement.

2.2 Other Services.

(a) At any time and from time to time during the term of this Agreement, when the Company desires Services to be performed by Contractor, a Company Representative shall give Contractor a request for Services. The request may be oral or in the form of a work request, purchase order, letter, signed field ticket, memorandum, fax, or other document (collectively, a “Work Request”). If and when there is an agreement between the Company and Contractor regarding the specific terms of the Work Request, Contractor shall thereafter commence the performance of the Services in accordance with the terms and conditions of the Work Request and this Agreement. Commencement of the Services by Contractor shall be deemed to be an acceptance of the terms and conditions of the Work Request and this Agreement. With respect to a Work Request for the purchase of Materials, (i) if such Work Request is construed as an offer, it expressly limits acceptance by Contractor to the terms of the Work Request and this Agreement, and (ii) if such Work Request is construed as an acceptance of an offer, it is expressly conditioned on Contractor’s agreement to any additional or different terms contained herein. All sections of the Uniform Commercial Code which expressly or impliedly protect a buyer and seller are hereby incorporated by reference. A Company Representative may terminate a Work Request at any time, in its sole discretion, with or without cause, effective immediately upon Contractor’s receipt of notice, whether oral or written, from the Company.

(b) Unless otherwise agreed in a Work Request, Contractor shall provide, at its sole risk and expense, all labor, including, without limitation, all maintenance, supervision, and engineering support, and all Materials, including, without limitation, all supplies, parts, tools, instruments, vehicles and facilities needed to safely and correctly perform the Services. Contractor represents that it shall only employ employees or utilize subcontractors whose employment is in compliance with all applicable labor, employment and other applicable laws; and, further represents that it has and shall maintain adequate equipment in good working order and fully trained personnel capable of safely operating such equipment and performing the Services.

(c) All Services rendered or performed by Contractor shall be done with due diligence, in a good and workmanlike manner, using skilled, competent and experienced workmen and supervisors. Contractor warrants full, clear and unrestricted title to all Materials sold by Contractor to the Company, free and clear of any and all liens, security interests, encumbrances and claims of others. Contractor agrees to inspect all Materials furnished by the Company directly employed in the course of operations conducted hereunder and shall notify the Company of any apparent defects therein before using such Materials. Should Contractor use such Materials without notifying the Company of any apparent defect, Contractor shall be deemed to have assumed all risk and liability for any mishap that may occur in operations conducted hereunder by reason of failure or defects in such Materials. Contractor shall not be liable for claims due solely to latent defects. Except as expressly set forth herein, Contractor shall not otherwise have any responsibility for any defects in Materials furnished or specified by the Company. Contractor agrees to insure that all Materials furnished by Contractor will be maintained in safe running order and inspected regularly to insure continuous safe operations.

(d) The quantity, description and condition of the Materials furnished shall be verified and checked by Contractor, and all delivery tickets shall be properly certified as to receipt by its representative. Contractor must obtain approval of a Company Representative for Materials for which Contractor is to be reimbursed by the Company.

(e) Contractor warrants that the Services and/or Materials (except for specialty chemicals) to be provided pursuant to the provisions of this Agreement shall conform to the specifications set forth in the relevant Work Request and all specialty chemicals shall fall within a generally recognized range for typical physical properties established by Contractor. In the event that Contractor’s Services and/or Materials are defective in that they fail to conform to the foregoing standards and/or the representations and warranties of Contractor herein, Contractor (i) shall repair or re-perform such defective Services as are brought to Contractor’s attention in writing by the Company within thirty (30) days after Contractor’s departure from the worksite, (ii) shall repair or replace such defective Materials (except for specialty chemicals), with the type originally furnished, provided Contractor is notified thereof in writing within thirty (30) days after such delivery of the particular Materials in question, and/or (iii) replace such non-conforming specialty chemicals with the type originally furnished, provided Contractor is notified thereof in writing within thirty (30) days after such chemicals depart Contractor’s point of origin. Contractor’s warranty obligations hereunder shall not apply if the non-conformity was caused by (1) Company’s failure to properly store the Materials, (2) abnormal well conditions or incorrect specifications provided by Company, (3) unauthorized alteration or repair of the Materials by Company, (4) vandalism or force majeure, or (5) use or handling of the Materials by Company in a manner inconsistent with Contractor’s recommendations.

(f) All Materials leased or rented to the Company by Contractor in connection with any Work Request shall be in good working condition throughout the rental period specified in the applicable Work Request (misuse by Company excepted). If any Materials leased or rented to Company by Contractor fail to operate per the specifications set forth in the applicable Work Request or are otherwise inoperable through no fault of Company, Contractor shall promptly repair or replace such Materials at Contractor’s sole cost and expense and shall waive all rental payments until such Materials are repaired or replaced.

(g) In addition to the warranties set forth above, if Contractor is not the manufacturer of Materials sold or otherwise furnished to Company by Contractor under any Work Request (excluding Materials leased or rented to Company), Contractor will use its commercially reasonable best efforts to obtain assignable warranties for such Materials from its subcontractors, vendors and suppliers, which it will assign to Company, and Contractor will cooperate with Company in the enforcement of such warranties. If such warranties are non-assignable, Company shall be deemed subrogated to Contractor’s rights thereunder. With respect to Materials leased or rented to Company, Contractor will assign to Company its rights against any seller or manufacturer for the duration of the rental term.

(h) Interpretations, research, analysis, recommendations, advice or interpretational data (“Interpretations and/or Recommendations”) furnished by Contractor hereunder are opinions based upon inferences from measurements, empirical relationships and assumptions, and industry practice, which inferences, assumptions and practices are not infallible, and with respect to which professional geologists, engineers, drilling consultants, and analysts may differ. Accordingly, Contractor does not warrant the accuracy, correctness, or completeness of any such Interpretations and/or Recommendations, or that the Company’s reliance and/or any third party’s reliance on such Interpretations and/or Recommendations will accomplish any particular results. The Company assumes full responsibility for the use of such Interpretations and/or Recommendations and for all decisions based thereon (including without limitation decisions based on any oil and gas evaluations, production forecasts and reserve estimates, furnished by Contractor to the Company hereunder), and the Company hereby releases and indemnifies Contractor from any claims, damages, and losses arising out of the use of such Interpretations and/or Recommendations. Contractor will endeavor to transmit data to the Company as accurately and securely as practicable in accordance with current industry practice. Notwithstanding the foregoing, Contractor does not warrant the accuracy of data transmitted by electronic processes and will not be responsible to the Company for accidental or intentional interception of such data by others.

(i) Except as otherwise expressly provided pursuant to the provisions of this Section 2, Contractor makes no warranty or guarantee of any kind, express or implied, including no implied warranty of merchantability or fitness for a particular purpose, regarding any Services performed or Materials supplied by Contractor under this Agreement.

3. Payment; Audit.

3.1 Contractor shall invoice the Company within thirty (30) days after the invoiced Services have been properly and fully completed in accordance with its obligations under this Agreement and the applicable Work Request, unless other invoicing arrangements are made and agreed to in writing by a Company Representative at the time the Services are requested. Contractor invoices shall identify all items related to the charges and shall provide appropriate documentation supporting the charges, such as receipts, time sheets, etc. All invoices shall be directed to the business unit of the Company originating the request for Services.

3.2 Invoices should reference charges by rig number, lease name and number and well number, if applicable, and be accompanied by an acceptable delivery ticket signed by a Company Representative, if applicable. Separate invoices should be delivered for each project. Contractor shall separately state on the invoice the amount of any applicable state and/or local sales taxes for which state and/or local law places the burden on the Company. Said tax amounts shall be included in each invoice’s total amount billed, and said tax amounts shall be remitted by Contractor to the appropriate tax authority.

3.3 The Company shall pay such invoices within sixty (60) days after its receipt thereof, provided that (a) the invoice conforms to the requirements specified in this Agreement, (b) all Materials have been furnished and all Services have been performed satisfactorily as required under this Agreement and the applicable Work Request, (c) the Company has been furnished all data that may have been requested under this Agreement, and (d) all conditions precedent have been fulfilled. Payment by the Company of any invoice shall not constitute a waiver of the Company’s right subsequently to question or contest the amount or correctness of said invoice and to seek reimbursement. In the event the Company disputes any invoice in whole or in part, the Company shall promptly notify Contractor of the dispute and shall pay the undisputed portion in accordance with this Section 3.3. The Company and Contractor shall in good faith endeavor to settle and adjust any disputed amount forthwith.

3.4 Contractor shall keep all records related to its performance of the Services and any expenses charged to the Company hereunder in accordance with commonly accepted accounting practices, and shall retain such records for two years following completion or the Services, or for such longer periods as may be required by applicable law, and for so long thereafter as a dispute may exist between the parties. The Company and its designated representatives shall have the right to audit, inspect and copy the records of Contractor pertaining to the Services rendered hereunder and/or the accuracy of any invoice or payment; provided, however, Contractor shall have the right to exclude any confidential information, including, but not limited to, trade secrets, formulas or processes, from such inspection.

4. Insurance.

4.1 At any and all times during the term of this Agreement, Contractor shall at its expense maintain, with an insurance company or companies authorized to do business in the state where the Services are to be performed or through a self-insurance program, insurance coverages of the kind and in the minimum amounts as follows:

(a) Workers’ Compensation, including coverage for occupational disease, and Employer’s Liability Insurance covering all employees in compliance with all applicable state and federal law. This insurance shall be in an amount not less than statutory requirements under applicable law.

(b) Employer’s Liability Insurance in the limits described in Exhibit D hereto for each accident, occurrence, or disease covering claims by the agents, servants or employees of Contractor.

(c) Insurance provided in (a) and (b) above shall include a “Borrowed Servant/Alternate Employer Endorsement,” providing for claims brought against the Company or Company barges or other vessels, in rem or in personam, by any agent, servant or employee of Contractor as a “borrowed servant” to be treated as a claim against Contractor.

(d) Commercial General Liability Insurance, on an “Occurrence” form unless otherwise agreed to in writing by the Company, including operations of independent contractors; Contractual Liability to the fullest extent permitted by law, including Action Over/Indemnity Buyback; Products and Completed Operations; Explosion, Collapse and Underground Property Damage Hazards; Pollution Liability; and Underground Resources with a combined single limit for Bodily Injury, Personal Injury and Property Damage liability in an amount no less than those limits described in Exhibit D hereto.

(e) Automobile Liability Insurance covering all owned, non-owned and hired vehicles with a combined single limit for Bodily Injury and Property Damage liability in an amount not less than those limits described in Exhibit D hereto. If hauling hazardous waste, such insurance shall have the MCS-90 endorsement attached and the pollution exclusion deleted.

(f) Property Insurance and/or Rig Physical Damage Insurance on an “All Risk” or other form satisfactory to the Company, covering the insurable value of all Contractor’s property and in amounts of insurance sufficient to comply with the minimum coinsurance requirements of the policies.

(g) In the event Contractor moves equipment, materials and supplies, Contractor will carry cargo insurance in an amount sufficient to cover the replacement cost of the equipment, materials or supplies being moved.

(h) The amounts of insurance required in this Section 4.1 may be satisfied by the purchase of separate Primary and Umbrella (or Excess) Liability policies which when combined together provide the total limits of insurance specified.

(i) Contractor further agrees to provide additional amounts or kinds of insurance as may be reasonably deemed necessary from time to time in accordance with the ongoing nature of operations, and changes in exposure to loss, to the extent the insurance is commercially available.

4.2 Prior to commencing Services for the Company, Contractor shall obtain from its insurers a waiver of subrogation against Company Group and any other party identified by the Company to which the Company has agreed to provide insurance protection or benefit and/or to provide defense and/or indemnity in all of the insurance policies set forth in this Section, to include all insurance carried by Contractor protecting against loss of or damage to its property and equipment employed in the performance of this Agreement whether the same be set forth in this Section or not.

4.3 All such insurance shall be carried in a company or companies acceptable to the Company and shall be maintained in full force and effect during the term of this Agreement, and shall not be canceled, altered, or amended without thirty (30) days prior written notice having first been furnished the Company. Prior to commencing Services for the Company, Contractor shall name Company Group and any other party identified by the Company to which the Company has agreed to provide insurance protection or benefit and/or to provide defense and/or indemnity, as an additional insured to the fullest extent permitted by law on all Contractor required insurance with the sole exception of workers’ compensation. To the extent to which Contractor assumes liability hereunder, or agrees to indemnify the Company, (a) all Contractor required insurance shall be primary to any insurance of the Company that may apply to such occurrence, accident or claim and (b) no “other insurance” provision shall be applicable to the Company and its affiliated, subsidiary and/or interrelated companies, by virtue of having been named an additional insured or loss payee under any policy of insurance. Further, the Commercial General Liability policies of Contractor shall delete any provisions that might exclude coverage to the Company for claims by Contractor’s employees on the grounds of that employment relationship.

4.4 Certificates of insurance acceptable to Company evidencing the coverage required by Company shall be provided by Contractor to Company prior to commencement of performance of services or the delivery of materials and equipment under this Agreement or an Order.

4.5 In the event Contractor is a self-insurer and the Company has consented to Contractor being a self-insurer as to any one or more of the risks as to which coverage is herein required, evidence of such consent must be in writing and approved by a representative of the Company authorized to enter into such consent agreement.

4.6 Contractor, in its agreements with its subcontractors, shall require subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing the Services hereunder, insurance and to include insurance contractual provisions which are substantially similar in coverage scope and endorsements to that which the Company requires of Contractor herein. As set forth in Section 11, Contractor shall be liable for any deficiencies in subcontractor’s insurance coverage.

4.7 These requirements shall be conditions precedent to the payment of any sums that may be due Contractor.

5. Indemnity.

5.1 It is agreed between the Company and Contractor that certain responsibilities and liabilities for personal injuries and property damage arising out of the performance of this Agreement should be allocated between them in order to avoid protracted litigation between each of them along with the associated legal expenses and so that insurance or self-insurance may be arranged by each party as necessary to protect them against these exposures to loss. The following sets out the specifics of the agreements between Company and Contractor as to the allocation of such responsibilities and liabilities.

5.2 Contractor agrees to protect, defend, indemnify and hold harmless Company Group from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Company Group, any theory of strict liability and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Agreement), arising in connection herewith in favor of Contractor Group’s employees, its subcontractors or their employees, or its invitees on account of bodily injury, death or damage to property.

5.3 The Company agrees to protect, defend, indemnify and hold harmless Contractor Group from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Contractor Group, any theory of strict liability, any professional liability, and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Company Group’s employees, Company Group’s contractors (other than Contractor Group) or their employees, or Company Group’s invitees on account of bodily injury, death or damage to property.

5.4 Contractor agrees to protect, defend, indemnify and hold harmless Company Group from and against all claims, demands, and causes of action of every kind and character arising from the acts of Contractor Group in favor of third parties and persons not employed or contracted by Contractor Group or Company Group on account of bodily injury, death or damage to property.

5.5 The Company agrees to protect, defend, indemnify and hold harmless Contractor Group from and against all claims, demands, and causes of action of every kind and character arising from the acts of the Company Group in favor of third parties and persons not employed or contracted by Contractor Group or the Company Group on account of bodily injury, death or damage to property.

5.6 Contractor represents and warrants that it owns or has the right to use and construct any and all equipment, tools, materials, computer software or hardware, data, trade secrets and know-how used by Contractor in connection with the Services. Contractor represents and warrants that such use does not violate or infringe on any patents issued or applied for or licenses of third parties. Contractor further represents and warrants that such use does not constitute, directly or indirectly, the theft or misappropriation of any third parties’ trade secrets. Contractor agrees to indemnify and hold Company Group harmless from any and all claims, demands, and causes of action of every kind and character in favor of or made by a patentee, licensee, or claimant of any rights or priority to such tool or equipment, or the use or construction thereof, that may result from or arise out of furnishing or use of any such tool or equipment by Contractor Group in connection with the Services.

5.7 Except as set forth in Sections 5.8 and 5.9, Contractor assumes the risk of loss at all times for damages to or destruction of Contractor Group’s Materials, regardless of how such damage or destruction occurs and the Company shall be under no liability to reimburse Contractor Group for any such loss or damage thereto, and shall protect, defend, indemnify and hold harmless Company Group from any and all damage or loss thereof, regardless of the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence of Company Group, any theory of strict liability and defect of premises or the unseaworthiness of any vessel (whether or not preexisting the date of this Agreement), arising in connection herewith in favor of Contractor Group.

5.8 The Company assumes the risk of loss at all times for damage to or destruction of Company Group’s Materials, whether owned, rented or leased, including Materials that Contractor leases or rents to Company when such Materials are under the Company’s care, custody or control, regardless of how such damage or destruction occurs, except where such damage or destruction results from or arises out of the negligent or faulty acts or omissions of Contractor Group. Furthermore, all risks associated with loss or damage to property of Contractor Group, while in the custody and control of the Company or during transportation arranged or controlled by the Company, shall be borne by the Company.

5.9 Notwithstanding Section 5.7 above, and except to the extent such loss or damage is caused by (a) the gross negligence or willful misconduct of Contractor Group, or (b) a proven defect in Contractor Group’s Materials, should any of Contractor Group’s Materials become lost or damaged below the rotary table, it is understood that the Company shall, in its sole discretion, either attempt to recover such Materials or replace such Materials, as provided herein. The Company shall assume the entire responsibility for any such recovery or “fishing” operations in the recovery or attempted recovery of such Materials. None of Contractor Group’s employees are authorized to do anything whatsoever, nor shall any of Contractor Group’s employees be required by the Company to do anything, other than consult in an advisory capacity with the Company in connection with such recovery or “fishing” operations. Should the Company fail to recover such Materials lost below the rotary table, or should such Materials become damaged below the rotary table, or damaged during recovery, the Company shall pay, or reimburse Contractor Group for the same, the fair market value of such lost Equipment, or the cost of repairing any Materials so damaged to at least the condition of such Materials immediately prior to such loss or damage. Further, all risks associated with loss of or damage to property of Contractor Group while in the custody and control of Company or during transportation arranged by or controlled by Company, shall be borne by Company.

5.10 Notwithstanding anything contained in this Agreement to the contrary, except the provisions of Section 5.2 and 5.17, Company shall, to the maximum extent permitted by law, release, protect, defend, indemnify and hold harmless Contractor Group against any and all claims, demands and causes of action, without limit and without regard to the cause or causes thereof, including, without limitation, the negligence or fault (active or passive) of any party or parties including the sole, joint and/or concurrent negligence of any member of Contractor Group or Contractor Group’s subcontractors, or its employees, agents or invitees, any theory of strict liability, tort, breach of contract breach of statutory duty, breach of representation or warranty (express or implied), any professional liability, and defect of premises, or the unseaworthiness of any vessel (whether or not pre-existing the date of this Agreement), arising in favor of any person, party or entity (including but not limited to Contractor Group, Company Group or any third party of entity), resulting from: (a) loss of or damage to any well or hole, including the cost of re-drill, (b) blowout, fire, explosion, cratering or any uncontrolled well condition, including the costs to control a wild well and the removal of debris, (c) damage to any reservoir, geological formation or underground strata, property, structure or equipment or the loss of oil, gas, water or minerals therefrom, (d) the use of Contractor Group’s radioactive tools or any contamination resulting therefrom (including retrieval and/or containment and clean-up), (e) pollution or contamination of any kind (other than surface spillage of fuels, lubricants, rig sewage or garbage, to the extent attributable to the negligence of Contractor Group or pollution or contamination (expressly excluding 5.10(d) above) that originates from the property of Contractor Group or property that is wholly in the possession and control of Contractor Group) including but not limited to the cost of control, removal and clean-up, and/or (e) damage to, or escape of any substance from, any pipeline, vessel or storage or production facility.

5.11 The Company acknowledges and agrees that any drill cuttings and associated muds or waste materials processed by Contractor pursuant to this Agreement (“Cuttings”) must be properly disposed of and shall remain the Company’s responsibility. Therefore, notwithstanding anything contained in this Agreement to the contrary, the Company shall release, indemnify, defend and hold Contractor Group harmless from and against any and all Claims, asserted by or in favor of any person, party or entity as a result of contamination of, damage to, or adverse effects on the environment or any form of property, or any violation or alleged violation of statutes, ordinances, laws, orders, rules and regulations (including without limitation all Claims for strict liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., or similar applicable state, local or other statute or regulation), in respect of or resulting from the transportation, storage, treatment, disposal or handling of the Cuttings, regardless of fault or cause, including the negligence of the Contractor Group or any other regulation), in respect of or resulting from the transportation, storage, treatment, disposal or handling of the Cuttings, regardless of fault or cause, including the negligence of the Contractor Group or any other person, party or entity.

5.12 The Company shall release, defend, indemnify and hold Contractor Group harmless from and against any Claims arising out of, or related to, subsurface trespass arising out of directional drilling operations or other operations performed by Contractor Group or Company Group.

5.13 Contractor and the Company shall notify the other party immediately of any claim, demand, or suit that may be presented to or served upon it by any party arising out of or as a result of Services performed pursuant hereto, affording such other party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Section. Contractor and the Company covenants and agrees to support this indemnity agreement by available liability insurance coverage as set forth in Section 4. In the event that this Agreement is subject to the indemnity limitations of any applicable State law, and so long as that law is in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law. Additionally, the parties agree that:

(a) In the event that this Agreement is subject to the indemnity limitations of Act 427 of the 1982 Louisiana Legislature, and so long as that act is in force, Sections 5.2, 5.3, 5.4 and 5.5 herein shall not be applicable to Services performed in the State of Louisiana. In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

(b) In the event that this Agreement is subject to the indemnity limitations of Chapter 127 of the Texas Civil Practices and Remedies Code, and so long as such limitations are in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law, and each party covenants and agrees to support this indemnity agreement by liability insurance coverage, with limits of insurance required of each party equal to those specifically set forth in Section 4.1 (a) through (e) above. In the event that this Agreement is subject to any other applicable state indemnity limitation, it is agreed that the above obligations to indemnify are limited to the extent allowed by law.

(c) In the event that this Agreement is subject to the indemnity limitations in New Mexico Statutes, Sec. 56-7-2, and so long as that act is in force, Sections 5.2, 5.3, 5.4 and 5.5 herein shall not be applicable to Services performed in the State of New Mexico. In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

5.14 In claims against any person or entity indemnified under this Section 5 by an employee of Contractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligations under this Section 5 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Contractor under Workers’ or Workmen’s Compensation acts, disability benefit acts or other employee benefit acts.

5.15 If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnity voluntarily assumed under this Section which Contractor agrees will be supported either by equal liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under such law, it is agreed that said insurance requirements or indemnity shall automatically be amended to conform to the maximum monetary limits permitted under such law.

5.16 Any defense and indemnity by either party under these provisions shall include, but not be limited to, all expenses of litigation, court costs, and attorney fees that may be incurred by or assessed against the party being indemnified.

5.17 Except for each party’s defense and indemnity obligations as set forth in Section 5 hereof, and further except as covered by the limits of insurance required to be provided hereunder by a party as set forth in Section 4 hereof, each of the parties agree and acknowledge that neither party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential damages or losses including, but not limited to, damages or losses for lost production, lost revenue, lost product, lost profits, lost business or business interruptions without limit and without regard to the cause or causes thereof including, without limitation, the negligence or fault (active or passive) of any party or parties including the sole, joint and/or concurrent negligence of any member of Contractor Group or Company Group, any theory of strict liability, tort (excluding intentional torts), breach of contract, breach of statutory duty, breach of representation or warranty (express or implied), any professional liability, and defect of premises, or the unseaworthiness of any vessel (whether or not pre-existing the date of this Agreement).

5.18 Except as specifically limited by this Agreement, it is the intent of the parties that all releases, indemnity obligations and/or liabilities assumed by such parties under the terms of this Agreement shall apply to all claims, demands, causes of action, damages, fines, penalties, judgments and awards of any kind and character, and shall be without limit and without regard to the cause or causes thereof, including but not limited to pre-existing conditions, defect or ruin of premises or equipment, strict liability, regulatory or statutory liability, products liability, breach of representation or warranty (express or implied, and including, but not limited to, those contained in this Agreement), breach of duty (whether statutory, contractual or otherwise), any theory of tort, breach of contract, fault, the negligence of any degree or character (regardless of whether such negligence is sole, joint or concurrent, active or passive) of any party or parties, including the party seeking the benefit of the release, indemnity or assumption of liability, or any the theory of legal liability.

6. Independent Contractor. It is understood and agreed that Contractor is and shall be an independent contractor in the performance of the Services and each and every part of this Agreement. All employees of and workers furnished by Contractor and its subcontractors shall be and remain the agents or employees of Contractor or its subcontractors at all times, and they shall not be deemed employees, borrowed servants or agents of the Company. The Company shall have the right generally to oversee and inspect the performance of the Services of Contractor and its subcontractors to insure the satisfactory completion thereof, it being understood and agreed that the Company is not associated or connected with the actual performance or details of the Services being performed pursuant to this Agreement, as the Company is interested in and looking only to the end result to be accomplished. Contractor shall furnish at its own expense and risk all labor, materials, equipment, tools, transportation and other items necessary for the safe performance of the Services, except such items as the Company agrees in writing to furnish. Neither Contractor nor its subcontractors shall be deemed to occupy the status of an employee, agent or representative of the Company or to have the authority to bind the Company.

To the extent that a Contractor and its employees are subject to the Louisiana Workers’ Compensation Act, it is understood and agreed that the relationship created by this Agreement is that of principal (the Company) and independent contractor (Contractor) and not that of principal and agent, master and servant, or employer and employee. The Company shall designate the Services it desires to be performed and the ultimate results to be obtained, but shall leave to the Contractor the method and details of performance, the Company being interested only in the results obtained, and having no control over the manner and method of performance. In all cases where a Contractor’s employees (defined to include its direct, borrowed, statutory or special employees) are covered by the Louisiana Workers’ Compensation Act, the Company and Contractor agree that all Services performed by Contractor and its employees pursuant to this Agreement are an integral and essential part of the Company’s trade, business or occupation. Furthermore, the Company and Contractor agree that the Company is the statutory employer of Contractor’s employees for purposes of La.R.S.23:1061(A)(3), and the Company shall be entitled to the protections that are afforded a statutory employer under Louisiana law. Irrespective of the Company’s status as the statutory employer or special employer (as defined in La.R.S.23:1031(C)) of Contractor’s employees, Contractor shall remain solely and primarily responsible for the payment of Louisiana workers’ compensation benefits to its employees, and shall not be entitled to seek contribution for any such payments from the Company.

7. Laws, Regulations and Executive Orders.

7.1 Company and Contractor respectively agree to comply with all laws, rules, and regulations, which are now or may become applicable to operations covered by this Agreement or arising out of the performance of such operations. If either party is required to pay any fine or penalty resulting from the other party’s failure to comply with such laws, rules, or regulations, the party failing to comply shall immediately reimburse the other for any such payment.

7.2 Contractor shall comply with the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (collectively, “Immigration Laws”). In addition to complying with the Immigration Laws, Contractor agrees to the following:

(a) Contractor shall maintain photocopies of all supporting employment eligibility and identity documentation for all employees who are hired by Contractor.

(b) Contractor represents and warrants that it has not been the subject of enforcement or other action by U.S. Immigration and Customs Enforcement (“ICE”) within the two year period prior to the effective date of this Agreement, except for those enforcements or actions disclosed herein. Any disclosure by Contractor pursuant to this subparagraph shall be attached to Exhibit I on Contractor’s or its legal counsel’s letterhead and shall describe in reasonable detail each event of enforcement or action by ICE. Contractor further represents and warrants that the disclosure contained in Exhibit I is correct and complete and does not fail to state any material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. Company reserves the right to terminate this Agreement (including all outstanding work) immediately, in its sole discretion depending upon the information provided by the Contractor pursuant to this subparagraph. From time to time as Company may request, Contractor shall provide Company with a written certification making the representations and warranties set forth in this subparagraph.

(c) Contractor shall be responsible for properly completing Form I-9’s for all its employees performing services under this Agreement. From time to time as Company may request in its sole discretion, Contractor shall, at its expense, audit such Form I-9’s as Company may designate. At Company’s option, such audit shall be performed either by Contractor or by Contractor’s third party immigration attorney or consultant, who must be experienced and trained in the field of immigration compliance. Such audit shall be completed within five days after Company’s request, and Company may suspend the services pending the completion of any such audit. Upon completion of the audit, Contractor or its third party auditor, as applicable, shall execute a certification representing that all employees of Contractor performing services under this Agreement are authorized to work for Contractor, and that Contractor is in full compliance with the Immigration Laws. Contractor shall retain all such certifications on file during the term of the Agreement, and shall deliver any or all such certifications to Company upon Company’s request.

(d) During the term of this Agreement, and whether or not any work or services are then outstanding, Contractor shall immediately, and in any event within one (1) hour, notify Company either by facsimile, in person or by telephone (not voice mail) of any unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by the United States Department of Homeland Security (“DHS”) or any other governmental agency or authority related to environmental, immigration, or employee-safety issues Contractor, its agents or employees.

(e) Contractor represents and warrants that it is aware of, understands and is in compliance with the Immigrations Laws, and Contractor is not knowingly employing any workers performing services under this Agreement in violation of the Immigration Laws. Contractor agrees to protect, defend, indemnify and hold harmless Company Group from and against all claims, demands, and causes of action of every kind and character arising from Contractor Group employing employees performing labor or services under this Agreement who are not authorized to work in the United States for Contractor or arising from any violations of the Immigration Laws by Contractor Group in the performance of this Agreement.

7.3 The following regulations, where required by law, are incorporated in this Agreement by reference as if fully set out herein:

(a)	The Equal Opportunity Clause prescribed in 41 CFR 60-1.4;

(b)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era;

(c)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4;

(d)	The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.

(e)	The Occupational Safety and Health Act regulations prescribed in 29 CFR 1910 and 29 CFR 1926.

(f)	The Department of Transportation regulations prescribed in 49 CFR.

8. Taxes and Claims.

8.1 Contractor agrees to pay all taxes, licenses, and fees levied or assessed on Contractor in connection with or incident to the performance of this Agreement by any governmental agency and unemployment compensation insurance, old age benefits, social security, or any other taxes upon the wages of Contractor, its agents, employees and representatives. Contractor agrees to require the same agreements and be liable for any such agreements of its subcontractors.

8.2 Contractor agrees to reimburse the Company for all such taxes or governmental charges, State or Federal, that the Company may be required or deem it necessary to pay on account of employees of Contractor or its subcontractors. Contractor agrees to furnish the Company with information required to enable it to make the necessary reports and to pay such taxes or charges. At its election, the Company is authorized to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to Contractor hereunder.

8.3 Contractor agrees to pay all claims for labor, materials, services and supplies furnished by Contractor hereunder and agrees to allow no lien or charge to be fixed upon property of the Company or the party for whom the Company is performing services due to Contractor’s failure to pay any such claims. Contractor agrees to indemnify, protect, defend and hold the Company harmless from and against all such claims or indebtedness incurred by Contractor in connection with the services provided hereunder. It is agreed that the Company shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder. Notwithstanding the foregoing, the Company agrees that it will not pay any such claim or indebtedness as long as the same is being actively contested by Contractor and Contractor has taken all actions necessary (including the posting of bond when appropriate) to protect the property interests of the Company and any other party affected by such claim or indebtedness.

8.4 Before the Company makes any payment to Contractor, the Company may require Contractor to furnish proof that there are no unsatisfied claims for labor, materials, equipment, and supplies.

9. Safety.

9.1 Contractor shall orally report to the Company, as soon as practicable, followed by an appropriate written report, all accidents or occurrences resulting in injuries or death to Contractor’s employees or third parties, or damage to property of Company or third parties, arising out of or during the performance of Services to be preformed hereunder. Contractor shall furnish the Company with a copy of all reports made by Contractor of such accidents and occurrences, including those provided to Contractor’s insurer, governmental authorities or other parties. Furthermore, Contractor agrees that it will comply and will cause its subcontractors and their respective employees to comply with all applicable Company policies and procedures in the performance of Services, including all safety, environmental and drug and alcohol policies, which shall be provided to Contractor upon request.

9.2 Contractor agrees to and shall be solely responsible for the safety of its employees, subcontractors, consultants and agents, as well as its subcontractors’ employees and agents and their respective invitees and guests and the training of such individuals in procedures adequate to insure safe operations and the safe operation of any machinery or equipment provided by Contractor or its subcontractors.

9.3 Contractor agrees to provide the above listed persons with all necessary protective and safety equipment and training for the proper use of such equipment.

9.4 All Contractors who are transporting on Company’s sites must follow these practices:

(a) Potential Spill Prevention and Control. In the event that product is released during operations between the storage tanks and a transport, the truck driver will shut down the transfer pump, close all valves between the tanks and the truck, construct temporary berms, and call the posted emergency call number.

(b) Truck Loading Operations. The transport truck operator is required to remain near the truck during all loading/unloading operations. The tank battery has been constructed utilizing a stairway and walkway with rails, which allows for inspection of tanks. Truck operators follow industry accepted practices when transloading oil from tank batteries to trucks. Typical practice includes the following minimum activities: (i) insure that all valves are closed before connecting hoses; (ii) check to see that space is available for loading; (iii) open valves and load truck; (iv) when loaded, shut off pump, close load line valves and truck valves; and (v) empty hoses into appropriate containers.

9.5 Drug and Alcohol Free Workplace. Attached to this Agreement as Exhibit G is a copy of the Company’s Drug and Alcohol Free Workplace Policy (the “Drug and Alcohol Policy”). The Drug and Alcohol Policy shall apply to all employees and subcontractors of Contractor who enter on any Company Property.

As a prerequisite to performing any Services for the Company, Contractor covenants and agrees to immediately (a) provide a copy of the Drug and Alcohol Policy to each of Contractor’s employees and subcontractors whom Contractor reasonably anticipates may work on Company Property for Contractor, (b) notify each such employee and subcontractor that entering upon Company Property shall constitute consent to drug and alcohol testing by the Company and a search of the person and his or her equipment, vehicle, and personal effects, and (c) notify each such employee and subcontractor that any person found in violation of the Drug and Alcohol Policy or who refuses to permit testing or inspection shall be immediately dismissed by the Company from Company Property and barred from any further work for the Company.

9.6 Attached hereto as Exhibit H is a general list of known and/or reasonably foreseeable potential hazards which apply to the activities and locations of the Company. For location and job specific hazards, you must consult your local the Company field representative prior to beginning work. Contractor is responsible for notifying its employees, agents, and subcontractors of the potential hazards itemized in Exhibit H. Contractor is also responsible for ensuring that its employees, agents, and subcontractors comply with all requirements set forth in Exhibit H.

10. Confidentiality; Prohibited Activities.

10.1 Contractor recognizes that the nature of the Contractor’s services are such that the Contractor will have access to information which is of a confidential nature, which is of great value to the Company and which is the foundation upon which the Company’s business is predicated. The Contractor agrees not to disclose nor use for any purpose, other than the performance of this Agreement, any information, data or material, (regardless of the form) which is: (a) provided, disclosed or delivered to the Contractor by the Company, any officer, director, employee, agent, attorney, accountant, Contractor or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company or any business activity conducted by the Company: or (b) produced, developed, obtained or prepared by the Contractor (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any of the Company’s assets, oil and gas prospects, business activities, officers, directors, employees, borrowers or customers. On request by the Company, the Company will be entitled to a copy of any such documents or such information in the possession of Contractor. Contractor also agrees that the provisions of this paragraph will survive the termination, expiration or cancellation of this Agreement and that on termination, expiration, or cancellation of this Agreement, Contractor will deliver to the Company all of the information, data and material containing such information.

10.2 Company employees are prohibited from engaging in activities with vendors that promote the employee’s interests ahead of Company or otherwise create a conflict of interest. Examples of activities prohibited by the Company follow.

•	Accepting cash from a vendor in any amount;

•

Accepting gifts or services from a vendor that obligates an employee to a vendor. Any gift accepted by a Company employee valued at more than $100 must be reported by the employee to Company management;

•	Soliciting or accepting kickbacks, bribes, payments or loans from a vendor;

•	Holding a financial interest in a vendor (other than a financial interest in a publicly traded corporation whose securities are quoted and traded in the public securities market);

•	Divulging confidential or proprietary information about the Company that is not integral to the product or service provided by the vendor;

•	Accepting discounts (other than those available to the general public) on personal purchases from a vendor;

•	Circumventing or otherwise failing to comply with the Company’s established policies governing the competitive bidding process;

•

Any activity that takes unfair advantage of a vendor through concealment, abuse or privileged or confidential information, misrepresentation or fraudulent behavior or cooperation with a vendor to take unfair advantage of another party.

In order to help ensure that these standards of conduct for dealings with vendors are met, the Company has established a Vendor Protection Line with an independent party. If Contractor becomes aware of or suspects an employee of the Company has violated the guidelines for fair dealings set out in this contract, Contractor agrees to report the matter by calling the Vendor Protection Line at 1-800-576-5262 (organization code #30076). The caller will remain anonymous, and the details of the call will be immediately forwarded to a senior member of Company management, who will investigate the reported violation.

11. General.

11.1 Governing Law. This Agreement will be governed and construed according to the laws of the State of Oklahoma, without regard to choice of law principles.

11.2 Amendments. This Agreement may not be amended or modified except by a writing signed by an authorized officer of the parties hereto.

11.3 Force Majeure. Except for the duty to make payments hereunder when due and the indemnification provisions under this Agreement, neither the Company nor Contractor shall be responsible to the other for any delay, damage or failure caused by or occasioned by a Force Majeure Event. As used in this Contract, “Force Majeure Event” includes: acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, laws, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association

(whether or not formally recognized as a government); acute and unusual labor or material or equipment shortages, or any other causes (except financial) beyond the control of either party. Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this Agreement. Neither the Company nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.

11.4 Time of the Essence. Time is of the essence in this Agreement. In the event of a cessation of the performance of Services in compliance with any Work Request or in the event of Contractor’s failure of timely performance or delay in delivery of materials and equipment, Company may immediately cancel the Work Request without further obligation to Contractor.

11.5 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and understanding between the parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Any and all Services performed by Contractor for the Company shall be performed pursuant to the terms and conditions of this Agreement; provided, however, in the event of a separate written agreement signed by the Company and Contractor that references this Agreement and states specifically to supersede this Agreement, the terms of such agreement shall control. Nothing contained herein shall be construed to (a) obligate the Company to order Services from Contractor, or (b) obligate Contractor to accept a Work Request from the Company. In the Company’s sole discretion, Services may be performed by the Company or other contractors or subcontractors of the Company, and such Services shall not be considered to be Services performed pursuant to this Agreement.

11.6 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void, or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

11.7 Assignments and Subcontractors. The Company and Contractor agree that neither party may assign this Agreement or any sum that may accrue to it, without the prior written consent of the other party. Subject to the foregoing, Contractor shall have the right to subcontract portions of the Services (but not all of the Services) as it shall determine to be necessary to sub-contractors. Contractor acknowledges and agrees that:

(a) the provisions of the Section shall not operate to limit or relieve in any way any obligation of Contractor to the Company under this Agreement, including obligations with respect to the conduct, quality and completion of the Services, in strict accordance with the terms of this Agreement; and

(b) it will be liable to the Company for all acts, omission and defaults of the subcontractors (and those of the employees, agents and invitees of the subcontractors) relating to, or in any way connected with the Services, to the same extent as if they were the acts, omissions and defaults of Contractor. Contractor agrees to protect, defend, indemnify and hold harmless Company Group from and against all claims, demands, and causes of action of every kind and character arising from the acts, omissions and default of Contractor’s subcontractors to the same extent as if they were the acts, omissions and defaults of Contractor.

11.8 Waiver. No benefit or right accruing to either party under this Agreement shall be deemed to be waived unless the waiver is reduced to writing, expressly refers to this Agreement by date and signatories, and is signed by both parties to this Agreement. The waiver, in one or more instances, of any act, condition or requirement stipulated in this Agreement shall not constitute a continuing waiver or a waiver of any other act, condition or requirement or a waiver of the same act, condition or requirement in other instances, unless specifically so stated in such written agreement.

11.9 Exhibits. The following Exhibits attached hereto are made a part of this Agreement for all purposes:

Exhibit A – Certain Defined Terms

Exhibit B – Contractor Subsidiaries

Exhibit C – Drilling Contract

Exhibit D – Required Limits of Insurance

Exhibit E – Contractor’s Certificates of Insurance

Exhibit F – Dallas/Fort Worth International Airport Work

Exhibit G – Drug and Alcohol Free Workplace Policy

Exhibit H – List of Potential Hazards

Exhibit I – Contractor Disclosures Required under 9.2(b) of this Agreement

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first set forth above.

THE COMPANY:

CHESAPEAKE OPERATING, INC.,
and any present or future subsidiaries or affiliates named directly or indirectly by Chesapeake Operating, Inc. (excluding Contractor, as defined herein).

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
SVP – Treasurer & Corporate Secretary

Address: 6100 N. Western Ave.
Oklahoma City, OK 73118

CONTRACTOR:

CHESAPEAKE OILFIELD OPERATING, L.L.C. on behalf of itself and each of its direct and indirect subsidiaries listed on Exhibit B attached hereto.

By:	/s/ David L. Fisher
David L. Fisher
Chief Administrative Officer

Address: 6100 N. Western Ave.
Oklahoma City, OK 73118

EXHIBIT A

CERTAIN DEFINED TERMS

The following defined terms when used in this Agreement or the exhibits attached hereto shall have the meanings indicated as follows:

“Company Group” shall mean: (a) Company, (b) its parent, subsidiaries and affiliates (other than Contractor Group), (c) the working interest owners, co-lessees, co-owners, lessors, partners and joint venturers of Company, its parent, subsidiaries and affiliates (other than Contractor Group) and any persons for whom Company, its parent, subsidiaries and affiliates is performing or has performed services, and (d) the officers, directors, employees, agents, assigns, representatives, managers, consultants, insurers, subrogees, contractors and subcontractors of any tier (other than Contactor Group), and invitees of all of the foregoing.

“Company Property” shall mean any property or facility owned, leased, or under the control of Company, its parent, subsidiaries or affiliates, wherever located, including and without limitation field and well locations, buildings, structures, installations and vehicles, and any other property designated by Company.

“Contractor Group” shall mean (a) Contractor, (b) Contractor’s subcontractors, (c) its and their respective parent, subsidiaries and affiliates (other than Company Group), and (d) the officers, directors, employees, agents, assigns, representatives, managers, consultants, insurers, subrogees, subcontractors of any tier, and invitees of all of the foregoing.

“Hazardous Substance” shall mean, as used herein, any substance which is or becomes defined as a pollutant, or a hazardous, toxic or dangerous waste, substance or material (including petroleum products, whether so defined or not) defined as such in the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Super-Lien” law, or under any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, relating to, or imposing liability or standards of conduct concerning, any pollutant, or any hazardous, toxic or dangerous waste, substance or material, now or at any time hereafter in effect. The presence of any substance or material, including but not necessarily limited to such substances and materials defined above, on the property that causes or threatens to cause a nuisance upon the property or adjacent properties, or poses or threatens to pose a hazard to health or safety of persons on or about the property, or could constitute trespass on adjacent properties.

EXHIBIT B

CONTRACTOR SUBSIDIARIES1

Part 1 – Non-Drilling Contractor Subsidiaries

Nomac Services, L.L.C.

Compass Manufacturing, L.L.C.

Great Plains Oilfield Rental, L.L.C.

Hodges Trucking Company, L.L.C.

Keystone Rock & Excavation, L.L.C.

Mid-States Oilfield Supply LLC

Oilfield Trucking Solutions, L.L.C.

Performance Technologies, L.L.C.

PTL Prop Solutions, L.L.C.

Thunder Oilfield Services, L.L.C.

Part 2 – Drilling Contractor Subsidiaries

Nomac Drilling, L.L.C.

[1]	For purposes of this Agreement, the term Contractor shall include only such Contractor that provides Services and Materials at Company’s request.

Exhibit C

Drilling Contract

EXHIBIT D

REQUIRED LIMITS OF INSURANCE

1. The following outlines the required insurance coverage and limits as set forth in Section 4 of the Agreement, which limits may be met with a combination of primary and excess/umbrella coverage:

4.1(a)	Workers’ Compensation	Statutory
(b)	Employers Liability	$5,000,000.00
(d)	General Liability (on an “Occurrence” form) Aggregate	$5,000,000.00
	Products & Completed Operations Aggregate	$1,000,000.00
	Personal & Advertising Injury	$1,000,000.00
	Each Occurrence	$1,000,000.00
(e)	Automobile Liability	$5,000,000.00
(f)	Equipment Insurance	To Cover Value of Equipment
(g)	Cargo Insurance	$500,000.00

2. Required Endorsements

4.1(c)	Borrowed Servant/Alternate Employer for the following:
Workers’ Compensation
4.2	Waiver of Subrogation for the following:
Workers’ Compensation
General Liability
Automobile
Equipment
Cargo
4.3	Additional Insured for the following (Require CG 2010 07/04 and CG 2037 07/04 or their substantial equivalent):
General Liability Automobile Cargo

Note: As stated in 4.3, all such insurance shall not be cancelled, altered, or amended without thirty (30) day prior written notice to Company.

See Section 4 of the Agreement for the complete Insurance provision

EXHIBIT E

CONTRACTOR’S CERTIFICATES OF INSURANCE

(see attached)

EXHIBIT F

ADDITIONAL REQUIREMENTS FOR WORK PERFORMED ON

DALLAS/FORT WORTH INTERNATIONAL AIRPORT

If Contractor performs any work on the Dallas/Fort Worth International Airport (DFW Airport), the following additional provisions shall apply:

1.0	Minority and Women-Owned Business Enterprise (M/WBE) Provisions

1.0(a)	It is the policy of the DFW Airport to remove barriers for Minority and Women-Owned Business Enterprises (M/WBEs) to compete and create a level playing field for M/WBEs to participate in Airport contracts and related subcontracts.

1.0(b)	The Company has specifically agreed to comply with all applicable provisions of the DFW Airport’s M/WBE Program and any amendments thereto. M/WBE and Non-M/WBE subcontractors also agree to comply with all applicable provisions of the DFW Airport’s M/WBE Program.

1.0(c)	The Company shall maintain records, as specified in the Audit and Records Section No. 22 of the Special Provisions, in the Oil and Gas Lease, showing:

Subcontract/supplier awards, including awards to M/WBEs;

Specific efforts to identify and award such contracts to M/WBEs, such as when requested, copies of executed contracts with M/WBEs to establish actual M/WBE project participation.

1.0(d)	The Company or Contractor shall not discriminate on the basis of race, color, national origin, or sex in the performance of this Agreement. The Company shall carry out applicable requirements of the M/WBE Program in the administration of this Agreement. Failure by the Company to carry out these requirements may be a material breach of this contract, and could result in the termination of this contract, or such other remedy, as the DFW Airport deems appropriate.

1.0(d)	The Company is required to insert the provisions of this Section, including this paragraph, in all subcontracts hereunder except altered as necessary for proper identification of the contracting parties and the Company under this Agreement.

2.0	In addition to the insurance requirements in Section 4 and Exhibit D of this Agreement, Contractor shall also carry the following insurance coverage:

2.0(a)	Umbrella Liability Insurance with the appropriate limit as follows:

(i)	a limit of not less than $9,000,000 for Land Operations (outside air operations areas) or;

(ii)	a limit of not less than $14,000,000 for Air Operations Area (within air operations area).

Such insurance shall sit excess of all insurance coverages required in Section 4 and Exhibit D of this Agreement. Such insurance shall provide a waiver of subrogation and name the following parties as additional insured: Company and the Dallas Fort Worth International Airport Board, the cities of Dallas and Fort Worth, their elected officials, boards, officers, employees, agents and representatives

2.0(b)	All insurance required in Exhibit D shall include a waiver of subrogation and all insurance required in Exhibit D (except workers’ compensation) shall name the following parties as an additional insured: Dallas Fort Worth International Airport Board, the cities of Dallas and Fort Worth, their elected officials, boards, officers, employees, agents and representatives.

2.0(c)	If required by Company, Contractor shall maintain Professional (Errors & Omissions) Liability with a limit of not less than $1,000,000.

End of Exhibit F

EXHIBIT G

Drug and Alcohol Free Workplace Policy

(Contractors and Subcontractors)

The policy contained herein is established to insure a drug and alcohol free workplace on any property or facility owned, leased, or under the control of Chesapeake wherever located, including and without limitation field and well locations, buildings, structures, installations and vehicles (collectively “Chesapeake Property”). Chesapeake will strive to balance respect for individual privacy with the need to keep a safe and productive work environment; however, Chesapeake is committed to, and will aggressively pursue the goal of this policy to maintain a substance abuse free workplace on Chesapeake Property.

All contractors and subcontractors of Chesapeake are responsible to ensure their own fitness for duty and that their performance is not impaired by the use of drugs, alcohol or controlled substances. Chesapeake will not knowingly use any contractor or subcontractor who has tested positive for drugs or alcohol or who has refused to take a drug and alcohol test as required by their employer. When on Chesapeake Property, all contractors, subcontractors and any other non-company personnel will be subject to on-site substance abuse testing by Chesapeake.

As used in this Policy, the term “contractor” and “subcontractor” includes all employees of a contractor or subcontractor while working on Chesapeake Property.

Prohibited Conduct

1.	Illegal Drugs. The possession, use, being under the influence of, distribution, manufacture, sale, or transportation of illegal drugs while on Chesapeake Property is prohibited. Violation of this policy will result in removal of the violator from Chesapeake Property.

For purposes of this policy, an “illegal drug” is any drug which is not legally obtainable, any drug which may be legally obtainable but has not been legally obtained by the contractor or subcontractor, or any drug which is being used in a manner or for a purpose other than as prescribed for the contractor or subcontractor.

2.	Alcohol. The use of intoxicating beverages while on Chesapeake Property or working on Chesapeake Property while under the influence of alcohol will result in removal of the violator from Chesapeake Property. Chesapeake also prohibits any person from bringing alcohol onto Chesapeake Property or using, consuming, transporting, selling or attempting to sell or transport alcohol while on Chesapeake Property.

3.	Prescription and Over-the-Counter-Drugs. Chesapeake prohibits any person from abusing prescription medications or over-the-counter (“OTC”) drugs while on Chesapeake Property at any time. Violation of this policy will result in removal of the violator from Chesapeake Property. For purposes of this policy, prescription or OTC drug abuse means taking medications that were prescribed for someone else; using prescription drugs or OTC drugs for a purpose other than for which they were prescribed or manufactured; or using such drugs other than in accordance with doctor’s instructions or recommended dosages.

Compliance with Applicable Law

This policy has been adopted by Chesapeake with the intent to comply with any and all federal and state regulations, to the extent applicable, including without limitation those promulgated by the Department of Transportation, the Oklahoma Standards for Workplace Drug and Alcohol Testing Act (40 O.S. § 551 et seq.), and the statutes regarding drug testing in any state in which Chesapeake does business and the rules and regulations promulgated in regard thereto whether required to or not. To the extent any portion of this policy is determined to be contrary to the requirements of any applicable federal or state statutes, rules or regulations, it is the intent of Chesapeake to conduct its program prohibiting alcohol and drug abuse on Chesapeake Property in accordance with such legal guidelines, and Chesapeake shall do so even if this policy has not been modified to address such inconsistencies.

Administrative Service

This Drug and Alcohol Free Workplace Policy will be administered by the Chesapeake Human Resources Department Drug Policy Administrator, hereinafter referred to as the “Drug Policy Administrator”. Drug tests and results and the drug testing program will be interpreted, evaluated and monitored by a Medical Review Officer that has been certified by the U.S. Department of Health and Human Services.

Types of Drug Tests to be Performed

1.	Post-Accident. In the event of an on-site or job related accident on Chesapeake Property, post-accident testing of contractors or subcontractors on-site at the time of the accident, whose performance either contributed to the accident or cannot be completely discounted as a contributing factor, may be conducted as soon as possible, but no later than 32 hours after the accident. While waiting for drug test results, the contractor or subcontractor may be removed by Chesapeake from Chesapeake Property until the Medical Review Officer confirms that the contractor or subcontractor tested negative for drugs.

2.	Random. While on Chesapeake Property, contractors and subcontractors who are engaged in activities which directly affect the safety of others will be subject to random testing at any time with no advance notice.

3.	Reasonable Suspicion. All contractors and subcontractors will be subject to drug testing while on Chesapeake Property when there is reasonable suspicion that the contractor or subcontractor has violated Chesapeake’s Drug and Alcohol Free Workplace Policy. “Reasonable Suspicion” means a belief that a contractor or subcontractor is using or has drug in violation of this written policy drawn from specific objective and articulable facts and reasonable inferences drawn from those facts in light of experience, and may be based upon, among other things:

a)	Observable phenomena such as the physical symptoms or manifestation of being under the influence of a drug on Chesapeake Property, or the direct observation of drug use while on Chesapeake Property.

b)	A report of drug use while on Chesapeake Property provided by a reliable and credible source and which has been independently corroborated.

c)	A report of a recent drug or alcohol related arrest where the contractor or subcontractor may be working on Chesapeake Property while waiting for a court appearance.

d)	Evidence that a contractor or subcontractor is involved in the use, possession, sale, solicitation or transfer of drugs while on Chesapeake Property.

While waiting for a contractor’s or subcontractor’s drug test results, that contractor or subcontractor may be removed by Chesapeake from Chesapeake Property until the Medical Review Officer confirms that the contractor or subcontract tested negative for drugs.

Refusal to Submit

Any contractor or subcontractor who refuses to submit to any drug test required under this program will be treated as if he/she had tested positive in any such test and will be removed by Chesapeake from Chesapeake Property.

Refusal to submit shall include:

•	failure of contractor or subcontractor to report to collection site without a legitimate reason; or

•	failure to provide an adequate specimen within a reasonable time (three hours) without a legitimate medical reason; or

•	evidence that an individual has tampered with a drug test; or

•	contractor’s or subcontractor’s refusal to provide a specimen and/or cooperate with the collection process at the collection site; or

•	contractor’s or subcontractor’s refusal of Chesapeake’s request for any required drug testing.

Prohibited Drugs

The laboratory will test each specimen for the following prohibited substances (including metabolites of these substances):

•	Cannabinoids (marijuana)

•	Opiates

•	Amphetamines/methamphetamines

•	Phencyclidine (PCP)

•	Cocaine

•	Amphetamines

•	Barbiturates

•	Methadone

•	Propoxyphene

•	Benzodiazepines

•	Alcohol

Procedures for Drug Tests

At the collection site, the specimens shall be collected in compliance with the federal and state regulations referenced in this policy. When submitting the specimen, the contractor or subcontractor shall be requested to sign the “Chain of Custody” form. By signing this form, the contractor or subcontractor is confirming the specimen has been sealed and numbered for identification. The collection site shall be responsible for sending all specimens to the laboratory.

The laboratory shall conduct the tests for the prohibited drugs referenced herein. All specimens shall be kept by the laboratory in properly secured, long-term frozen storage for at least 365 days. The samples will be discarded after such time unless the laboratory receives written request with a reasonable explanation to retain a specimen for period in excess of 365 days. The laboratory shall follow approved chain of custody procedures whenever necessary.

All test results shall be sent to the Medical Review Officer who will review and interpret all drug test results. After this review the Medical Review Officer shall report the test results as either POSITIVE or NEGATIVE to the Drug Policy Administrator. When the findings are NEGATIVE, the signed reports shall be sent to Chesapeake for filing. POSITIVE findings shall be handled in the manner described below.

Positive Results

The Medical Review Officer will review and interpret each positive test result to determine if there is a legitimate explanation for the positive result. All positive test results will be verified by a second confirming test of the same sample using gas chromatography, gas chromatography-mass spectroscopy, or an equivalent scientifically accepted method of equal or greater accuracy as approved by the Oklahoma State Board of Health, at the cutoff levels determined by said Board’s rules. Subsequent to the confirming test, the Medical Review Officer will notify the individual tested to:

•	conduct an interview with the individual tested; and/or

•	review the individual’s medical history and relevant biomedical factors; and/or

•	review all medical records made available by the individual to determine if the positive test resulted from legally prescribed medications.

When findings are confirmed from the review process, the Medical Review Officer will notify the Drug Policy Administrator of the confirmed results. At this time, any contractor or subcontractor testing positive for a prohibited drug will be informed of the positive result followed by their removal by Chesapeake from Chesapeake Property.

Types of Alcohol Tests to be Performed

1.	Post Accident. In the event of an on-site or job related accident on Chesapeake Property, post-accident testing of contractors or subcontractors on-site at the time of the accident, whose performance either contributed to the accident or cannot be completely discounted as a contributing factor, may be conducted as soon as possible, but no later than 2 hours after the accident.

2.	Reasonable Suspicion. All contractors and subcontractors will be subject to alcohol testing while on Chesapeake Property when there is reasonable suspicion that the contractor or subcontractor has violated Chesapeake’s Drug and Alcohol Free Workplace Policy. “Reasonable Suspicion” means a belief that a contractor or subcontractor is using or has drug in violation of this written policy drawn from specific objective and articulable facts and reasonable inferences drawn from those facts in light of experience, and may be based upon, among other things:

a)	Observable phenomena such as the physical symptoms or manifestation of being under the influence of alcohol on Chesapeake Property, or the direct observation of drug use while on Chesapeake Property.

b)	A report of alcohol use while on Chesapeake Property provided by reliable and credible sourced and which has been independently corroborated.

c)	A report of a recent drug or alcohol related arrest where the contractor or subcontractor may be working on Chesapeake Property while waiting for a court appearance.

d)	Evidence that a contractor or subcontractor is involved in the use of alcohol while on Chesapeake Property.

While waiting for a contractor’s or subcontractor’s alcohol test results, that contractor or subcontractor may be removed by Chesapeake from Chesapeake Property until his/her position until the test results are revealed.

3.	Random. While on Chesapeake Property, contractors and subcontractors who are engaged in activities which directly affect the safety of others will be subject to random testing at any time with no advance notice.

Procedures for a Breath Alcohol Test

A Breath Alcohol Test (“BAT”) shall be administered by a qualified Breath Alcohol Technician. In the event a mobile testing unit is used, the contractor or subcontractor has the right to both visual and aural privacy for confidentiality from other individuals, if possible. The contractor or subcontractor is required to provide proper identification.

1.	The Breath Alcohol Technician administering the BAT shall complete the first section of the approved Breath Alcohol Testing form on behalf of Chesapeake.

2.	The contractor or subcontractor shall sign his/her name is the second section of the BAT form. The signature indicates the contractor or subcontractor agreed to submit to a BAT as required by governmental regulations and that the identifying information provided on the form is true and correct.

3.	After signing the BAT form, the contractor or subcontractor will be instructed to blow into the mouthpiece (individually sealed and opened in front of the contractor or subcontractor) of the Evidential Breath Tester (“EBT”) in accordance with the manufacturer’s instructions. After the EBT indicates an adequate amount of breath has been obtained, the Breath Alcohol Technician will show the results displayed on the equipment.

4.	The results, test number, testing device, serial number of the testing device and the quantified results will be recorded in Section 3 of the BAT form and witnessed by the contractor or subcontractor.

5.	The contractor or subcontractor shall sign Section 4 of the BAT form stating he/she has submitted to breath alcohol testing and the results are as recorded on the form. Copies of the completed form are provided for the contractor’s or subcontractor’s records and for Chesapeake’s records and shall be confidential as herein provided. The signed reports shall be sent to Chesapeake.

Refusal to Submit to Breath Alcohol Test

Any contractor or subcontractor who refuses to submit to a BAT and comply with the procedure set forth in this policy for the test will be treated as if he/she had tested positive in any such test and will be subject to removal by Chesapeake from Chesapeake Property.

Confirmation Tests

A confirmation BAT shall be conducted by the Breath Alcohol Technician after a waiting period of no less than fifteen minutes. In the event the results of the initial test and the confirmation test are not identical, the confirmation test result shall be deemed to be the final result upon which any action might be based. Any contractor or subcontractor with results of 0.02 or greater will be removed by Chesapeake from Chesapeake Property.

Retaining Drug and Alcohol Results

Chesapeake shall maintain all drug and alcohol test results and related information including, but not limited to, interviews, reports, statements and memoranda, as confidential reports separate from other records. Further, these records, including the records of the testing facility, shall not be used in any criminal proceeding or any civil or administrative proceeding except in those actions taken by Chesapeake or in any action involving the contractor or subcontractor tested and Chesapeake, unless such records are ordered released pursuant to a valid court order.

The records described herein and maintained by Chesapeake shall be the property of Chesapeake and upon the request of the contractor or subcontractor shall be made available for inspection and copying to the contractor or subcontractor. To protect confidentiality, Chesapeake will require “specific written consent” signed by the contractor or subcontractor to release this information to a particular person, or organization, at a particular time. No testing facility, or any agent, representative or designee of such facility, or any review officer, shall disclose to Chesapeake or any prior or subsequent person or entity, based on analysis if a sample collected from a contractor or subcontractor for the purpose of testing for the presence of drugs or alcohol, any information relating to:

1.	The general health, pregnancy or physical or mental condition of the contractor or subcontractor; or

2.	The presence of any drug other than the drug or its metabolites that Chesapeake requested be identified and for which a medically acceptable explanation of the positive result, other than the use of drugs, has not been forthcoming form the contractor or subcontractor.

Provided, however, a testing facility shall release the results of the drug or alcohol test, and any analysis and information related thereto, to the individual tested upon his/her request.

End of Exhibit G

EXHIBIT H

LIST OF POTENTIAL HAZARDS

The following is a list of known and/or reasonably foreseeable potential hazards which apply to the activities and locations of Company, and its subsidiary, and/or affiliated companies. Contractor is responsible for notifying its employees, agents, and subcontractors of the potential hazards itemized below. Contractor is also responsible for ensuring that its employees, agents, and subcontractors comply with all requirements set forth herein (e.g., Hot Work Permits and Confined Space Entry Permits).

•

Chesapeake requires that persons entering its field locations be, at a minimum, dressed in steel toe boots, a hard hat and eye protection, as well as work-specific PPE and appropriately fitting clothing.

•	All Chesapeake field locations contain hazards such as cattle guards, metal stairs, etc. which may result in slips, trips, and/or falls.

•	When a Chesapeake field location requires work to be performed at an elevation four (4) feet or higher above ground level, fall protection must be used.

•	All Chesapeake field locations produce natural gas and/or petroleum hydrocarbons. The substances produced and located at Chesapeake field locations are flammable and/or combustible.

•

Chesapeake locations are marked with lease signs which contain the following warning: “CAUTION NO SMOKING OR OPEN FLAMES”. This warning also includes insignia of a smoking cigarette and an open flame incased in a red circle with a slash through it. These warnings are to be followed.

•

Chesapeake locations are labeled with National Fire Protection Agency (NFPA) labels to indicate hazards specific to the location. All employees and contractors must be familiar with this warning system.

•

Chesapeake field locations may contain chemicals which require additional safety methods be employed. Prior to initiating your work, you should verify the location and type of any such chemical(s). Note, that each chemical container identifies the substance contained and provides warnings pursuant to the OSHA Hazard Communication Standard (29 CFR 1910.1200(h)).

•

Chesapeake field locations have storage tanks, treatment equipment, and/or piping which houses, stores, or transfers natural gas and/or liquid petroleum hydrocarbons. Contents within such tanks, equipment, and pipeline may be under pressure.

•	Prior to initiating any work, all hazardous energy sources are to be checked for proper lockout/tagout, isolation, pressure release, proper de-energizing, etc.

•

All work involving a potential source of ignition, including but not limited to grinding, drilling, welding, torching, cutting, brazing, use of spark producing equipment, flames, etc. (Hot Work), which is to be conducted within thirty-five (35) feet of any storage and/or transfer equipment and/or piping, under normal operating conditions, must not proceed until your local Chesapeake field representative has been contacted and a Hot Work Permit issued.

•

Chesapeake field locations may contain areas known as Confined Spaces (e.g., interior accessible process equipment, storage tanks, etc.). Entry to perform work inside any Confined Space is absolutely prohibited until you have contacted your local Chesapeake field representative and obtained a Confined Space Reclassification or Confined Space Entry Permit.

•	Some Chesapeake field locations utilize electricity for operations. Prior to servicing electrical equipment on a Chesapeake location, you must consult your local Chesapeake field representative.

•	As indicated above, this list is general in nature. For location and job specific hazards, you must consult your local Chesapeake field representative.

End of Exhibit H

EXHIBIT I

CONTRACTOR TO ATTACH ANY DISCLOSURES

REQUIRED BY PARAGRAPH 7.2(b) OF THIS AGREEMENT